UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2007

                     SELIGMAN NEW TECHNOLOGIES FUND II, INC.
             (Exact name of Registrant as specified in its charter)

          Maryland                  811-09849                    13-4104947
(State or other jurisdiction       (Commission                (I.R.S. Employer
      of incorporation)            File Number)              Identification No.)

                                100 Park Avenue,
                            New York, New York 10017
               (Address of principal executive offices, zip code)

Registrant's telephone number, including area code (212) 850-1864

                                 Not Applicable
         (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule13e-4(C) under the Exchange Act (17CFR 240.13e-4(c))

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SECTION 7 - REGULATION FD DISCLOSURE

Item 7.01 Regulation FD Disclosure.

The Registrant is furnishing the following information pursuant to Regulation
FD:

Seligman New Technologies Fund II, Inc. (the "Fund")

Portfolio Transactions

Previously, in a Form 8-K filed with the Securities and Exchange Commission, the Fund reported that it had executed definitive purchase and sale agreements (the "Agreements") to sell certain investments that it has made directly in company shares, notes or warrants which are not publicly traded or are otherwise subject to trading restrictions ("Direct Investments"), as well as those made directly in limited partnerships ("LP Interests"). The sale transactions are continuing, with only two Direct Investments remaining to be transferred pursuant to these Agreements. All LP Interests have been transferred. The sales of the two remaining Direct Investments (with an aggregate value of approximately $9,000) are subject to closing conditions, including obtaining any necessary third-party consents and approvals and satisfaction of issuer-specific sale conditions. Accordingly, the Fund cannot provide any assurances that a sale or sales of these remaining investments will occur or, if any such sale or sales do occur, as to the final amount of the net proceeds to the Fund.

As previously announced, one of the Fund's Direct Investments was not sold pursuant to the Agreements. However, Cybertrust, the company in which this Direct Investment was made, has entered into a definitive agreement to be acquired by an affiliate of Verizon Communications Inc. (NYSE: VZ) ("Verizon"). The acquisition of Cybertrust by Verizon is currently expected to occur within the next 60 to 90 days but the completion of the acquisition is subject to numerous closing conditions. In accordance with the Fund's fair value procedures, the Fund has adjusted the fair value of this Direct Investment in Cybertrust to reflect the proposed transaction and its terms. The Fund cannot provide any assurances as to whether the transaction between Cybertrust and Verizon, as proposed, will actually occur or, if a transaction occurs, as to the amount the Fund may receive or the timing of any receipt.

Liquidation Proposal and Increase in July Repurchase Offer

The prospectus for the Fund's initial public offering of its common stock provides that the directors intend, within six months after June 30, 2007, to adopt a resolution declaring that dissolution of the Fund is advisable and to submit to the stockholders a proposal to liquidate the Fund and distribute its net assets ("Liquidation Proposal") to stockholders if the Fund has not outperformed the Standard & Poor's 500 Composite Stock Price Index ("S&P 500 Index"), with dividends reinvested, for the period from the Fund's inception (in June 2000) through June 30, 2007. The Fund has not and is not expected to outperform the S&P 500 Index by that date. Accordingly, at an upcoming meeting of the Fund's Board of Directors in July 2007, the Fund's

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investment manager intends to recommend that the Board of Directors submit such a Liquidation Proposal to stockholders. If the Fund's Board of Directors authorizes the submission of such a Liquidation Proposal to stockholders, the Fund anticipates that a special meeting of stockholders would likely be scheduled to occur during the month of September 2007 in order to consider such proposal, together with any other business as may be authorized by the Board of Directors.

Based upon the foregoing, including the anticipated sale of Cybertrust, the Fund's investment manager has recommended, and the Fund's Board of Directors has authorized, the repurchase of up to 25% of the Fund's outstanding common stock in connection with the Fund's next repurchase offer expiring on July 13, 2007 (the "July Repurchase Offer"). The Fund's July Repurchase Offer materials will be sent to stockholders shortly. If 25% of the Fund's shares are repurchased, the expense ratio of the Fund will increase by approximately 0.14% per annum due to the smaller asset base; the increased expenses will be borne solely by remaining stockholders.

To the extent that events relating to the Cybertrust/Verizon transaction occur or become known after expiration of the July Repurchase Offer (including any change to the terms or termination of the proposed transaction), any increase or decrease in value of the Fund's investment in Cybertrust would be for the benefit or detriment of stockholders who continue to own shares of the Fund after the expiration of the July Repurchase Offer. If the Cybertrust transaction does not occur as expected, a number of third parties have expressed significant interest in acquiring Cybertrust from the Fund, and the Fund's investment manager believes that other arrangements to sell the Fund's investment in Cybertrust at a competitive price could be made (although not necessarily at the level the Fund is currently valuing its investment in Cybertrust due to the Cybertrust/Verizon transaction).

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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         SELIGMAN NEW TECHNOLOGIES FUND II, INC.

Date: May 18, 2007

                                            By: /s/ Paul B. Goucher
                                               ---------------------------------
                                                   Paul B. Goucher
                                                   Assistant Secretary